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                                                                                                     Exhibit No. 11
                      HARDING LAWSON ASSOCIATES GROUP, INC.

                        Computation of Per Share Earnings
                      (In thousands, except per share data)
                                   (Unaudited)


                                                             Three Months Ended                Nine Months Ended
                                                                February 28,                     February 28,
                                                          1998            1997             1998           1997
--------------------------------------------------------------------------------------------------------------

     Average basic shares outstanding                    4,986           4,942            5,016          4,938
     Net effect of dilutive stock options
         based on the treasury stock
         method.                                           156              32               81             25
--------------------------------------------------------------------------------------------------------------

     Average diluted shares outstanding                  5,142           4,974            5,097          4,963
==============================================================================================================

     Net income                                         $  254         $   462           $2,065         $1,438
==============================================================================================================

     Basic and diluted earnings per
         common share                                   $  .05         $   .09           $  .41         $  .29
==============================================================================================================
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